Exhibit 5.1

November 19, 2018

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-0044

Ladies and Gentlemen:

We have acted as special counsel to Altus Midstream Company (formerly known as Kayne Anderson Acquisition Corp.), a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”), initially filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on November 19, 2018, relating to:

(i)

the issuance by the Company of up to 12,557,370 shares (the “Public Warrant Exercise Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued, from time to time, upon exercise of the 12,557,370 outstanding warrants, each entitling the holder thereof to purchase one share of Class A Common Stock, sold as part of the units in the Company’s initial public offering, pursuant to that certain Warrant Agreement, dated March 29, 2017, by and between the Company and American Stock Transfer & Trust Company, LLC (the “2017 Warrant Agreement”); and

(ii)	the offer and sale, from time to time, by the selling securityholders identified in the Registration Statement of an aggregate of up to:

(a)	66,667,051 issued and outstanding shares of the Company’s Class A Common Stock (the “Outstanding Shares”);

(b)

250,000,000 shares of Class A Common Stock (the “Exchange Shares”) that may be issued, from time to time, upon redemption or exchange of common units representing limited partner interests in Altus Midstream LP, a Delaware limited partnership and wholly-owned subsidiary of the Company, in accordance with Altus Midstream LP’s amended and restated agreement of limited partnership (the “Altus Midstream LP Agreement”);

(c)

37,500,000 shares of Class A Common Stock (the “Earn-Out Shares”) that may be issued, from time to time, if earn-out consideration is issued pursuant to that certain Contribution Agreement, dated August 8, 2018, by and among the Company, Apache Midstream LLC and the other parties thereto (the “Contribution Agreement”);

(d)	6,364,281 outstanding warrants (the “Resale Warrants”), each entitling the holder thereof to purchase one share of Class A Common Stock,

Altus Midstream Company

November 19, 2018

including (i) 3,182,141 outstanding warrants (the “Private Placement Warrants”) issued pursuant to the 2017 Warrant Agreement, and (ii) 3,182,140 outstanding warrants (the “Apache Warrants”) issued pursuant to that certain Warrant Agreement, dated November 9, 2018, by and between the Company and American Stock Transfer & Trust Company, LLC (the “2018 Warrant Agreement” and, together with the 2017 Warrant Agreement, the “Warrant Agreements”); and

(e)

6,364,281 shares of Class A Common Stock that may be issued, from time to time, upon exercise of the Resale Warrants (the “Resale Warrant Exercise Shares”), including (i) 3,182,141 shares of Class A Common Stock that may be issued, from time to time, upon exercise of the Private Placement Warrants (the “Private Placement Warrant Exercise Shares”), and (ii) 3,182,140 shares of Class A Common Stock that may be issued, from time to time, upon exercise of the Apache Warrants (the “Apache Warrant Exercise Shares”).

The Public Warrant Exercise Shares, the Outstanding Shares, the Exchange Shares, the Earn-Out Shares, the Resale Warrants, and the Resale Warrant Exercise Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”); (ii) the Bylaws of the Company; (iii) the Altus Midstream LP Agreement; (iv) the Contribution Agreement; (v) the Warrant Agreements; and (vi) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In making our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. For purposes of the opinions set forth below, we have assumed that at the time of issuance of any Public Warrant Exercise Shares, Exchange Shares, Earn-Out Shares or Resale Warrant Exchange Shares, the Company will (1) validly exist and be

Altus Midstream Company

November 19, 2018

duly qualified and in good standing under the laws of the jurisdiction of its formation, (2) have the necessary organizational power and authority to issue such Public Warrant Exercise Shares, Exchange Shares, Earn-Out Shares or Resale Warrant Exchange Shares, as applicable, and (3) have reserved and keep available out of its authorized but unissued Class A Common Stock, such number of Public Warrant Exercise Shares, Exchange Shares, Earn-Out Shares or Resale Warrant Exchange Shares, as applicable.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.

The Public Warrant Exercise Shares, when issued by the Company against payment therefor and delivered in accordance with the terms of the 2017 Warrant Agreement and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

2.	The Outstanding Shares are validly issued, fully paid and non-assessable.

3.

The Exchange Shares, when issued and delivered in accordance with the terms of the Altus Midstream LP Agreement and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

4.	The Earn-Out Shares, when issued by the Company in accordance with the terms of the Contribution Agreement and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

5.

The Resale Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equitable or public policy principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.

The Private Placement Warrant Exercise Shares, when issued by the Company against payment therefor and delivered in accordance with the terms of the 2017 Warrant Agreement and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

7.

The Apache Warrant Exercise Shares, when issued by the Company against payment therefor and delivered in accordance with the terms of the 2018 Warrant Agreement and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

Altus Midstream Company

November 19, 2018

We express no opinion other than as to the Delaware General Corporation Law and, solely as to the Resale Warrants constituting legally binding obligations of the Company, the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

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